Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Lifezone Metals Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Primary Offering
	Equity	Ordinary Shares, par value $0.0001 per share, issuable upon exchange of Warrants (2)	457(g)	14,467,500	$11.50	(5)	$166,376,250.00	0.0001102	$18,334.66
Secondary Offering
	Equity	Ordinary Shares, par value $0.0001 per share (3)	457(c)	105,923,533	$10.74	(6)	$1,137,618,744.42	0.0001102	$125,365.59

	Equity	Warrants (4)		667,500

		Total Offering Amounts

		Total Fees Previously Paid							—

		Net Fee Due							$143,700.25

(1)	All securities being registered are to be issued by Lifezone Metals Limited, an Isle of Man company (“Lifezone Metals”), in connection with the proposed business combination described in the enclosed prospectus among Lifezone Metals, GoGreen Investments Corporation, a Cayman Islands exempted company (“GoGreen”), GoGreen Sponsor 1 LP, a Delaware limited partnership (the “Sponsor”), Aqua Merger Sub, a Cayman Islands exempted company and wholly owned direct subsidiary of Lifezone Metals, and Lifezone Holdings Limited, an Isle of Man company. Capitalized terms used but not defined in this filing fee table have the respective meanings given to them in the enclosed prospectus. Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of up to (a) 13,800,000 Lifezone Metals Ordinary Shares issuable upon exercise of GoGreen public warrants, which public warrants were previously registered pursuant to the Form F-4 related to the Business Combination, and (b) 667,500 Lifezone Metals Ordinary Shares issuable upon exercise of the Private Placement Warrants.

(3)	Represents the resale of 105,923,533 Lifezone Metals Ordinary Shares, including certain Lifezone Metals Ordinary Shares that were previously registered pursuant to the Form F-4 related to the Business Combination and up to 26,763,515 Lifezone Metals Ordinary Shares issuable to certain Selling Stockholders upon the achievement of certain trading price targets for the Lifezone Metals Ordinary Shares previously registered pursuant to the Form F-4 related to the Business Combination.

(4)	Represents the resale of 667,500 Private Placement Warrants. In accordance with Rule 457(g), the entire registration fee for the resale of the Private Placement Warrants is allocated to the Lifezone Metals Ordinary Shares underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(5)	Based on the exercise price of the Warrants, pursuant to Rule 457(g).

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low trading prices of the Class A ordinary shares of GoGreen on June 20, 2023.